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                     March 20, 2023

       Robert O' Shaughnessy
       Chief Financial Officer
       PULTEGROUP INC/MI/
       3350 Peachtree Road NE, Suite 1500
       Atlanta, Georgia 30326

                                                        Re: PULTEGROUP INC/MI/
                                                            Form 8-K filed on
January 31, 2023
                                                            Form 10-K for the
year ended December 31, 2022
                                                            Filed on February
6, 2023
                                                            File No. 001-09804

       Dear Robert O' Shaughnessy:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction